Exhibit 8(b)(iv)

                      AMENDMENT NO. 3 TO FUND PARTICIPATION
                       AGREEMENT - SEPARATE ACCOUNT NO. 2

      THIS AMENDMENT NO. 3 TO FUND PARTICIPATION AGREEMENT - SEPARATE ACCOUNT NO. 2 is effective as of the 2nd day of January, 2002, by and among MUTUAL OF AMERICA LIFE INSURANCE COMPANY ("Mutual" or the "Company"), AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. ("ACVP" or the "Fund"), and the investment adviser of the Fund, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

      WHEREAS, Mutual, ACVP and ACIM are parties to a certain Fund Participation Agreement dated December 30, 1988, as amended May 1, 1989 and January 3, 2000 (the "Agreement"); and

      WHEREAS, the parties now desire to amend the Agreement to modify the administrative services fee reimbursement with respect to all assets invested by Mutual under the Agreement;

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

      1. Exhibit A of the Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu therefor the Exhibit A attached hereto.

      2. Exhibit B is hereby added to the Agreement.

      3. In the event of a conflict between the terms of this Amendment No. 3 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 3 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 3, the parties hereby confirm and ratify the Agreement.

      4. This Amendment No. 3 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the date first above written.

MUTUAL OF AMERICA LIFE                      AMERICAN CENTURY INVESTMENT
INSURANCE COMPANY                           MANAGEMENT, INC.

By:    /s/ Manfred Altstadt                        By: /s/ William M. Lyons
       --------------------------------                -------------------------
Name:      Manfred Altstadt                      Name:     William M. Lyons
       --------------------------------                -------------------------
Title: Senior Executive Vice President          Title: Executive Vice President
         and Chief Financial Officer                   -------------------------
       --------------------------------

AMERICAN CENTURY VARIABLE
PORTFOLIOS

By:    /s/ Charles Park
       --------------------------------
Name:      Charles Park
       --------------------------------
Title:     Vice President
       --------------------------------

                                    EXHIBIT A

      Pursuant to Section 4 of the Fund Participation Agreement, ACIM shall reimburse the expenses of Mutual in administering Contract owner accounts as follows:

      1. ACIM acknowledges that it will derive a substantial savings in administrative expenses for administrative services provided by Mutual to Contract owners in connection with Fund shares purchased for the Contracts (the "Administrative Services," including, but not limited to, those set forth on Exhibit B, attached hereto) as well as such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Account rather than having each Contract owner or plan participant as a shareholder. In consideration of these Administrative Services, ACIM will pay Mutual a fee (the "Administrative Services Fee") equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by Mutual under this Agreement, except that no fee shall be due from ACIM for any month in which Mutual's average aggregate investment in the Fund by all of its separate accounts is below $10 million.

      2.  The  payments   received  by  Mutual  under  this  Agreement  are  for
administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

      3. For the purposes of computing the payment to Mutual contemplated by this Exhibit A, the average aggregate amount invested by Mutual on behalf of the Accounts in the Fund over a one-month period shall be computed by totaling Mutual's aggregate investment (share net asset value multiplied by total number of shares of the Fund held by Mutual) on each Business Day during the month and dividing by the total number of Business Days during such month.

      4. ACIM will calculate the amount of the payment to be made pursuant to this Exhibit A at the end of each calendar quarter and will make such payment to Mutual within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by ACIM for the relevant months and such other supporting data as may be reasonably requested by Mutual and shall be mailed to the address shown below, as updated from time to time by written notice from Mutual:

                         Mutual of America Life Insurance Company
                         320 Park Avenue
                         New York, New York 10022
                         Attention: Allen Bruckheimer
                         Phone No.: 212-224-1844
                         Fax No.: 212-224-2536

                                    EXHIBIT B

                             ADMINISTRATIVE SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested by Plans funded by Contracts and with respect to Plan participants and individual Contract owners (together, "Participants"), including, but not limited to, the following:

      1. Maintain separate records for each Participant or Plan, as required, which records shall reflect the units of interest attributable to Fund shares purchased and redeemed and account balances held for such Participants or Plans. The Company will maintain a single master account with the Fund for each Account on behalf of Participants and Plans, and each such master account shall be in the name of the Company and its Account as the record owner of shares attributable to Participants and Plans under Contracts issued through the Account.

      2. Disburse to, or credit to the accounts of, Participants or Plans, as required, all proceeds of redemptions of shares of the Fund and any dividends and other distributions not reinvested in shares of the Fund.

      3. Prepare and transmit to the Plans and/or Participants, as required by law or the Plans, periodic statements showing the total number of units of interest owned by Plans and Participants attributable to Fund shares as of the statement closing date, purchases and redemptions of units of interest attributable to Fund shares by Plans and Participants during the period covered by the statement, and for Plans, the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Plans.

      4. Transmit purchase and redemption orders to the Fund on behalf of Plans and Participants in accordance with the procedures set forth in Section 4 to the Agreement.

      5. Distribute to the Plans and/or Participants, as appropriate, copies of the Fund's prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Fund is required by law or otherwise to provide to its shareholders or prospective shareholders.

      6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for Plans and Participants.